INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (this "Agreement") is made as of December 15, 2017 by and between PHI Group, a corporation originally incorporated in Nevada in 1982 and subsequently domiciled under the laws of Wyoming, with principal business address at 5348 Vegas Drive # 237, Las Vegas, NV 89108, U.S.A., hereinafter referred to as both "PHIL" and "Party A," and Matrix Communications, a Special Purpose Vehicle, hereinafter referred to as "SPV," "MTC," and "Party B."

BASIC TRANSACTION

PHIL agrees to create Matrix Communications as a separate entity and establish the capitalization as defined herein. PHIL will invest in, or cause direct investments in the SPV, known as MTC, under terms described herein, after Investee, doing business as Gridline Communications Holdings and GridlineX, transfers all ownership and rights to the SPV, of all telecom projects planned, described herein.

Investee has been and now is doing business under the name of Gridline Communications Holdings (GCH) and GridlineX (GX), in the business of designing, installing and operating telecommunications networks that serve government, commercial and consumers. The telecom networks designed by GCH and GX focus on the "last mile" or access networks which is the greatest hurdle for the telecom industry. GCH and GX have also designed and built transport telecom networks as needed to serve access networks.

Investee has the legal interests and rights of GX in GridlineX Africa S.A., (GXA), a corporation filed in the Republic of Equatorial Guinea, (REG), for the purpose of building a nation-wide high-speed broadband networks and related supporting assets in REG to serve government, commercial and consumer telephony, data and video needs. Investee agrees to transfer all interests in GXA, and all interests in developing other telecom projects to the SPV upon Closing of this agreement.

This Agreement contemplates a transaction in which, pursuant to the terms and subject to the conditions set forth herein, PHIL will receive from the SPV, and the SPV will deliver to PHIL, such amounts of issued and outstanding shares of common stock of the SPV upon the closing of this transaction, in exchange for certain good and valuable considerations from PHIL, as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. CREATION OF SPECIAL PURPOSE VEHICLE

(a) SPECIAL PURPOSE VEHICLE.. PHIL agrees to create a Special Purpose Vehicle, hereinafter referred to as "SPV" under the name "Matrix Communications," hereinafter referred to as "MTC," to be filed in Wyoming, for the purpose of designing and building telecom networks in alignment with the expertise of Investee.

(b) CAPITALIZATION OF SPV. The filing for the SPV named Matrix Communications will have the following capitalization structure.

(i.) Total authorized Common Shares of 600 million.

(ii.) Total authorized Preferred Shares of 300 million, which consist of Preferred Series A of 50 million, and Preferred Series B of 250 million.

(iii.) Issued Preferred Shares Series A of 50 million shares.

(iv.) Issued Preferred Shares Series B of 220 million shares.

c) COMMON SHARES OF SPV. As investor in the SPV, PHIL will receive 38,823,529 shares of common stock as described herein.

(i.) PHIL will receive 38,823,529 shares of Common Stock in the SPV. This represents 100% of the common stock outstanding, and it represents 15% of the total voting rights since the Preferred B shares have voting rights equivalent to that of common shareholders, as described herein.

(ii.) The remaining authorized common shares are intended to be issued upon conversion of Preferred Shares, as described herein. Common shares may also be issued to support future capital raises, as may be needed.

(iii.) There is only one class of common shares. All common shareholders will have equal voting rights of one vote per common share.

(d) PREFERRED SHARES OF SPV. All Preferred Shares of the SPV are issued to Investee for Investee's allocation among its interested parties. The allocation of Preferred Shares will be finalized upon Closing.

(i.) Preferred Shares Series A are designated for debt holders in Investee. Series A Preferred Shares can be redeemed for cash by the company (SPV). Upon redemption of the Preferred Series A Shares by the company (SPV), the Preferred Shares will be retired and the shares will no longer have the convertible features described herein.

(ii.)Preferred Shares Series B are designated for equity and option holders in Investee. Series B Preferred Shares can be converted into common shares as described herein.

(e) CONVERSION OF PREFERRED SHARES OF SPV. Preferred Shares of the SPV are convertible into Common Shares of the SPV under these terms.

(i.) All Preferred Shares of the SPV are convertible into Common Shares of the SPV on a 1:1 basis.

(ii.) Preferred Shares may not be converted into Common Shares until the earlier of 30 months from the date of issue, or when the latest twelve month revenues for the SPV reach $15 million. This is defined as the "Initial Eligible Conversion Date," or (IECD).

(iii.) Conversion of Preferred Series A – At the Initial Eligible Conversion Date, the amount of Preferred Series A shares outstanding will define the total convertible amount of Preferred Series A shares for the purpose of determining the allowable pace of converting the Series A Preferred Shares

into Common Shares. A maximum of 33.3% of the total convertible amount of Preferred Series A shares may be converted into common shares during any 12 month timeframe, after the Initial Eligible Conversion Date.

(iv.) Conversion of Preferred Series B – At the IECD, the amount of Preferred Series B shares outstanding will define the total convertible amount of Preferred Series B shares for the purpose of determining the allowable pace of converting Series B Preferred Shares into Common Shares as described herein. A maximum of 25% of the total convertible amount of Preferred Series B shares may be converted into common shares during any 12 month timeframe after the IECD.

(v.) Management of the SPV will communicate to all Preferred Shareholders once the Initial Eligible Conversion Date has occurred, within 60 days after the fiscal quarter in which the IECD occurs. Management of the SPV will establish an orderly plan for conversion of Preferred Shares and instruct holders of Preferred Shares how to proceed to convert their Preferred Shares into Common Shares of the SPV.

(vi.) The annual conversion limits of Preferred Series A and Preferred Series B shares, as described herein, may be pro-rated on a quarterly or bi-annual basis, for an orderly conversion process, in alignment with the maximum allowed per year as defined above.

(vii.) Holders of Preferred Shares Series A and Preferred Shares Series B who elect to convert to Common Shares, may convert, in each 12 month timeframe, a total amount up to the number of shares equal to the percentage allowed in each 12 month timeframe, applied to their total number of Preferred Shares held at the IECD, as described herein.

(viii.) All Preferred Shares are convertible into Common Shares upon an acquisition of the SPV by a separate entity.

f) PREFERRED SHARE VOTING RIGHTS. Preferred shares will have voting rights as described herein.

(iii.) Preferred Shares Series A have no voting rights

(iv.) Preferred Shares Series B have voting rights equivalent to that of holders of common shares. Preferred Series B shareholders will have one vote per Preferred B share.

(v.) When any Preferred Shares are converted into Common Shares, the common shareholder will have voting rights equivalent to other common shareholders.

SECTION 2. TRANSFER OF INTERESTS TO SPV

(a) INVESTEE TRANSFER OF INTERESTS TO SPV. The Investee, operating as GCH, and GX will transfer all interests and rights to the SPV of all interests in projects described herein.

(i.) Interests in GXA is to be transferred into the SPV. GridlineX has a 65% ownership in GXA, the corporation that was formed in REG for the purpose of developing a nationwide high-speed broadband network to serve the needs of government, business, consumers and other commercial interests in REG.

(ii.) Interests in telecom networks planned in the UK.

(iii.) Interests in telecom networks planned in the US.

(b). MANAGEMENT OF INVESTEE TO MOVE TO SPV.

(i.) The Management Team of the Investee at GCH and GX will work for the SPV, once the SPV is created and all working interests of GCH and GX are transferred to the SPV.

(ii.) All telecom related business development performed by the management team will be done for and under the nameplate of the SPV, until such time that anyone of the management team is no longer employed by the SPV.

SECTION 3. THE CLOSING OF THE INVESTMENT IN THE SPV.

(a) THE CLOSING DATE. The closing of the investment between Party A and Party B (the "CLOSING") shall take place at the offices of either Party A or Party B at 10:00 a.m. local time on or before January 15, 2018 or as extended by mutual consent of both parties pursuant to this agreement. The date of the Closing hereunder is referred to herein as the "CLOSING DATE." This Investment Agreement shall be terminated and become null and void if this transaction is not closed on or before January 15, 2018, unless extended by mutual consent of both parties.

(i) CLOSING PROCEDURES. Subject to the conditions set forth in this Agreement:

(i.A) at Closing, Party B shall deliver to Party A possession of such amounts of shares of common stock of Investee owned by Shareholders as set forth in Exhibit 3, which shares shall equal to 38,823,529 common shares of the SPV, or 100% of all the issued and outstanding common stock of Investee.

THE SHARES REPRESENTED BY THE CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE RESALE OF THE SHARES UNDER THE ACT UNLESS IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, REGISTRATION IS NOT REQUIRED UNDER THE ACT.

(ii.B) INVESTMENTS. In addition, Party A agrees to invest or cause to be invested in Investee according to the following schedule:

- $US 2,000,000 within one to six months after the Closing of this Agreement.

(ii. C) In addition, Party A agrees to make its best efforts to invest, or cause to be invested, in Investee according to the following schedule, if needed as described.

- A total of $US 10,000,000 to $30,000,000 in 2018-2019, if needed by Investee for implementation of telecom network projects, and/or acquire assets or other entities that enhance the Investee's ability to implement telecom networks.

(b) TERMINATION

(i) In General. This Agreement may be terminated at any time prior to the Closing only by (i) mutual written consent of Party A and Party B; (ii) by either Party A or Party B if the other shall have breached any material provisions of this Agreement and shall not have cured such breach within seven days of receiving notice of such breach by the non-breaching party; or (iii) by Party A or Party B, subject to Section 1.b.(i), if the Closing shall not have occurred on or before January 15, 2018.

(ii) Effects of Termination. In the event of any termination of this Agreement as provided in Section 1.c(i), this Agreement shall forthwith become wholly void and of no further force and effect, other than the parties' obligations of confidentiality and obligations with respect to the return and destruction of confidential materials set forth in Section 7(b), and there shall be no liability on the part of any party to another.

SECTION 4. COVENANTS OF PARTY B

(a) AFFIRMATIVE COVENANTS OF PARTY B. Prior to the Closing Date, Party B covenants and agrees as follows:

(i) Investee will conduct its business in the ordinary course of business. Without limiting the generality of the foregoing, Investee will maintain its books and records, pay expenses and payables, bill customers, collect receivables, purchase inventory, perform all maintenance and repairs necessary to maintain its facilities and equipment in good operating condition (normal wear and tear excepted), replace inoperable, worn out or obsolete assets with assets of comparable quality, maintain an appropriate level of insurance, in each case, in the ordinary course of business in accordance with past custom and practice;

(ii) Investee will use reasonable best efforts to preserve present business relationships, to the extent such relationships are beneficial to Investee and its business, and to encourage Investee's employees to continue their employment with Investee both before and after the Closing;

(iii) Investee will cause its employees and agents (including attorneys and accountants) to, permit Party A's employees, agents, accounting and legal representatives and its and their representatives to have reasonable access at

reasonable times to Investee's books, records, invoices, contracts, leases, personnel, facilities, equipment and other things reasonably related to the business and assets of Investee, wherever located;

(iv) Investee will promptly (once it has knowledge thereof) inform Party A in writing of any variances from the representations and warranties contained in this Agreement or any breach of any covenant hereunder by Party B;

(v) Investee will cooperate with Party A and use their reasonable best efforts to make all filings and applications, to give all notices and to obtain all Consents necessary for the consummation of the transactions contemplated by this agreement.

(b) NEGATIVE COVENANTS OF PARTY B. Prior to the Closing, without Party A's prior written consent, Investee will not, and will not cause itself to:

(i) except as expressly contemplated by this Agreement, take or omit to take any action which, individually or in the aggregate, could be reasonably anticipated to have a material adverse effect upon the business, financial condition, operating results, employee relations, customer relations, assets, operations, rights or business prospects of Investee; and

(ii) sell, lease, license or otherwise dispose of any interest in any of Investee's tangible or intangible assets other than in the ordinary course of business, or permit any of Investee's assets or property to be subjected to any Lien; and

(iii) except as expressly contemplated by this Agreement, terminate, modify or amend any material Contract or any Consent of, with or to any Governmental Entity or enter into any new material Contract without prior consent of Party A.

SECTION 5. CONDITIONS TO OBLIGATION OF PARTY A. The obligation of Party A to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions as of the Closing:

(a) COMPLIANCE WITH LEGAL REQUIREMENTS. The consummation of the transactions contemplated by the transaction will not be prohibited by any Legal Requirement or subject Party A or Party B to any penalty or liability or other onerous condition arising under any Legal Requirement or imposed by any Governmental Entity.

(b) CONSENTS. All filings, notices, licenses and other Consents of, to or with, any regulatory entity that are required for (i) the consummation of the transactions contemplated by the transaction; or (ii) for the conduct of the business of Investee as heretofore conducted, will have been duly made or obtained by Party A and Investee from, including but not limited to Securities and Exchange Commission. All filings, notices, licenses and other Consents, as the case may be, must be filed within the required time period after the signing of this agreement. The parties will cooperate, in good faith, in providing all information to the regulatory entity or entities as is required. Further, it is agreed that time is of the essence in obtaining the required regulatory approvals, if any. It is therefore agreed that if the regulatory entities request information and

documentation from the parties, the requested information and documentation will be provided within 30 calendar days from the date of the request from the regulatory entities.

(c) APPROVAL OF BOARD OF DIRECTORS AND MAJORITY SHAREHOLDERS OF PARTY A. The board of directors and majority shareholders of Party A shall have approved the consummation of the transactions contemplated by this Agreement on or before the Closing Date.

(d) DUE DILIGENCE. Party A will have been satisfied in all material respects with the results of its business, legal, and accounting due diligence investigation and review of Party B prior to the Closing.

(e) CREATION OF SPV. Party A will create the SPV, as described herein, as a corporation filed in the state of Wyoming. The Name of the SPV is anticipated to be Matrix Communications. Any different name of the SPV must be approved by Party B, and any such name of the SPV will be in alignment with the intended business of the SPV.

SECTION 6. CONDITIONS TO OBLIGATION OF PARTY B. The obligation of Party B to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions as of the Closing:

(a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Party A set forth in Section 6 shall be true and correct at and as of the Closing Date.

(b) PERFORMANCE OF COVENANTS. Party A shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

(c) OFFICER'S CERTIFICATE. Party A shall have delivered to Investee a certificate to the effect that each of the conditions specified in Section 4(a) and 4(b) has been satisfied.

Party B may waive any condition specified in this Section 4 if it executes a writing so stating at or prior to the Closing.

SECTION 7. REPRESENTATIONS AND WARRANTIES OF PARTY B. As a material inducement to Party A to enter into and perform its obligations under this Agreement, Party B represents and warrants to Party A that the statements contained in this Section 5 are true and correct as of the date hereof and will be true and correct as of the Closing Date.

(a) ORGANIZATION OF INVESTEE. Investee operates a US company, duly organized and validly existing under the laws of the US.

(b) AUTHORIZATION; NO BREACH. The execution, delivery and performance of the transaction to which Investee is a party, have been duly authorized by Investee's Board of Directors, as the case may be.

(c) CONTRACTS AND COMMITMENTS.

(i) Except as expressly contemplated by this Agreement or as set forth on the attached Exhibit 7, Investee is not a party to or bound by any written or oral contract in excess of $10,000 individually or in the aggregate exceeding $50,000.

(ii) With respect to Investee's obligations thereunder and, with respect to the obligations of the other parties thereto, all of the Contracts set forth or required to be set forth on the attached Exhibit 7 or any other Schedule hereto are valid, binding and enforceable in accordance with their respective terms. Investee has performed all material obligations required to be performed by it under such Contracts and is not in default under or in breach of nor in receipt of any claim of default or breach under any such Contracts; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by Investee under any such Contracts; and, to the knowledge of Investee and its principals, Investee is not a party to any Contract requiring it to purchase or sell goods or services or lease property above or below (as the case may be)prevailing market prices and rates.

(iii) Investee has consolidated all obligations into the issuance of Preferred Shares in the SPV, such that there is no obligation outstanding at the time of closing.

(d) LITIGATION, ETC. Except as set forth on the attached Exhibit 8 and except where the liability of which is fully covered by Investee's insurance policies or programs, there are no actions, suits, proceedings, orders, investigations or claims pending or threatened against or affecting Investee (or pending or threatened against or affecting any of the employees of Investee with respect to Investee's businesses or proposed business activities), or pending or threatened by Investee against any third party, at law or in equity, or before or by any Governmental Entity (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by the transaction); neither Investee nor its principals are subject to any arbitration proceedings under collective bargaining Contracts or otherwise or, any governmental investigations or inquiries; and, there is no valid basis for any of the foregoing. Neither Investee nor its principals are subject to any judgment, order or decree of any court or other Governmental Entity, and neither Investee nor its principals have received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business.

(e) INSURANCE. The attached Exhibit 9 lists and briefly describes each insurance policy maintained for or on behalf of Investee with respect to its properties, assets and business. All of such insurance policies are in full force and effect, and no default exists with respect to the obligations of Investee under any such insurance policies and Investee has not received any notification of cancellation of any of such insurance policies. The insurance coverage of Investee is of a type and amount customary for entities of similar size engaged in similar lines of business.

(f) EMPLOYEES. Except as set forth on the attached Exhibit 10 Investee is not aware that any executive or key employee of Investee or any group of employees of Investee has any plans to terminate employment with Investee. Neither Investee nor, to the best of Investee's knowledge, any of its employees is subject to any non-compete, nondisclosure, confidentiality, employment,

consulting or similar Contracts relating to, affecting or in conflict with the present or proposed business activities of Investee.

(g) COMPLIANCE WITH LAWS. Except as set forth on the attached Exhibit 11, Investee has complied with and is currently in compliance with all applicable laws, ordinances, codes, rules, requirements, regulations and other Legal Requirements of all Governmental Entities relating to the operation and conduct of its businesses or any of its properties or facilities, including all Legal Requirements relating to employment of labor, and neither Party B nor any of its principals has received notice of any violation of any of the foregoing.

(h) LEASES. The attached Exhibit 12 lists all real property leased by Investee (such property is referred to herein as the "LEASED PREMISES"). The leases under which Investee leases the Leased Premises are in full force and effect and will have been reviewed by Party A prior to the Closing.

(i) LICENSES AND PERMITS. The items described on Exhibit 13 constitute all of the permits, filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to or with any Governmental Entity or any other Person (collectively, the "CONSENTS") which are required for the consummation of the transactions contemplated by the transaction or the ownership of the assets or the conduct of the business of Investee.

SECTION 8. REPRESENTATIONS AND WARRANTIES OF PARTY A. As a material inducement to Party B to enter into and perform their respective obligations under this Agreement, Party A represents and warrants that the statements contained in this Section 6 are true and correct as of the date hereof and will be true and correct as of the Closing Date.

(A) ORGANIZATION OF PARTY A. Party A is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and concurrently domiciled under the laws of Wyoming.

(B) AUTHORIZATION OF TRANSACTION. Party A has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Party A, enforceable in accordance with its terms and conditions.

(c) NONCONTRAVENTION. The execution, delivery and performance of the transaction to which Party A is a party do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Governmental Entity pursuant to, the charter or bylaws of Party A or any material agreement, instrument or other document, or any material Legal Requirement, to which Party A or its assets is subject.

SECTION 9. ADDITIONAL AGREEMENTS.

(a) BOARD OF DIRECTORS OF SPV. The Board of Directors of the SPV will be designated by the Investee. Additionally, Party A shall be allowed to select one member of the Board of Directors immediately following the Closing.

(b) EXPENSES. Except as otherwise provided herein, Party A shall pay its own, and Party B shall prior to Closing pay Party B's expenses (including fees and expenses of legal counsel, or other representatives and consultants) incurred in connection with or related to the negotiation of this Agreement, the performance of its (and in the case of Party B) obligations hereunder and thereunder, and the consummation of the transactions contemplated by this Agreement.

SECTION 10. REMEDIES FOR BREACHES OF THIS AGREEMENT.

(a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing.

(b) INDEMNIFICATION PROVISIONS. Except as provided herein, Party B will agree to protect, save, defend, indemnify, and hold harmless Party A from and against any and all expenses, damages, claims, suits, action, judgments, and/or costs whatsoever, including attorney's fees, arising out of, or in any connected with, any claim or action arising out Party B' business activities prior to closing and/or performance under this Agreement. The provisions of this section shall survive any termination or expiration of this Agreement.

Party A will agree to protect, save, defend, indemnify, and hold harmless Party B and its principals from and against any and all expenses, damages, claims, suits, action, judgments, and/or costs whatsoever, including attorney's fees, arising out of, or in any way connected with, any claim or action arising out of the Party A's business activities prior to closing and/or performance under Agreement. The provisions of this section shall survive any termination or expiration of this Agreement.

(c) MANNER OF PAYMENT. Any indemnification of Party A or Party B pursuant to this Section 8 shall be effected by cashier's or certified check or by wire transfer of immediately available funds from Party A or Party B, as the case may be, to an account designated by Party B or Party A, as the case may be, within 10 days after the determination of indemnification amounts. Any such indemnification payments shall include interest at the rate of 8% per annum from the date any such Adverse Consequence is suffered or sustained to the date of such payment is due pursuant to this Section 8.2(c) and interest at a rate of 10% thereafter until such Adverse Consequences are fully paid. Interest on any such unpaid amount shall be compounded semi-annually, computed on the basis of a 360-day year. Any indemnification payments made pursuant to this Agreement shall be deemed to be adjustments to the Purchase Price for tax purposes.

SECTION 11. DEFINITIONS.

"ADVERSE CONSEQUENCES" means, with respect to any Person, any diminution in value, consequential or other damage, Liability, demand, claim, action, cause of action, cost,

damage, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys' fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any Governmental Entity) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Adverse Consequences and the investigation, defense or settlement of any of the foregoing.

"CONTRACT" means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding between parties or by one party in favor of another party, whether written or oral.

"GAAP" means United States generally accepted accounting principles.

"GOVERNMENTAL ENTITY" means the United States of America or the Republic of Equatorial Guinea, respectively, any state, province or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

"LIABILITY" means any liability, debt, obligation, deficiency, Tax penalty, fine, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or un-accrued, liquidated or un-liquidated, and whether due or become due and regardless of when asserted.

"LEGAL REQUIREMENT" means any requirement arising under any law, rule or regulation or any determination or direction of any arbitrator or any Governmental Entity.

"ORDINARY COURSE OF BUSINESS" means the ordinary course of the Investee's business consistent with past custom and practice, including as to frequency and amount.

"PARTY" means any party hereto.

SECTION 12. MISCELLANEOUS.

(a) NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(b) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

(c) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder may be assigned (whether by

operation of law, through a change in control or otherwise) by Party B without the prior written consent of Party A, or by Party A (except as otherwise provided in this Agreement) without the prior written consent of Party B. Party A may (at any time prior to the Closing), at its sole discretion, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its Affiliates. For purposes hereof, Party A's "Affiliates" include Affiliates which may be organized subsequent to the date hereof. Party A may assign all or any portion of this Agreement and the other agreements contemplated hereby (including rights hereunder and thereunder), including its rights to indemnification, to any of its or its Affiliates' (whether prior to or subsequent to the Closing) lenders as collateral security. After the Closing, Party A may assign this Agreement and its rights and obligations hereunder in connection with a (i) merger or consolidation involving Party A or any of its Affiliates, (ii) a sale of stock or assets of Party A or any of its Affiliates or (iii) dispositions of the business of the Partnership or any part thereof.

(d) COUNTERPARTS. This Stock Purchase Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(e) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient or sent to the recipient by telecopy (receipt confirmed) or by reputable express courier service (charges prepaid), and addressed to the intended recipients as set forth below:

IF TO PARTY A:

PHI Group
Attn: Henry D. Fahman
5348 Vegas Drive # 237
Las Vegas, NV 89108
Telephone: (702) 475-5430
Facsimile: (702) 472-8556
Email: henry@phiglobal.com

IF TO PARTY B:

Gridline Communications Holdings
Attn: Terry Dillon
11625 Custer Road, Suite 110-354
Frisco, TX 75035
Telephone: (214) 326-8887
E-mail: dillon2160@yahoo.com
E-mail: gpg.eabiz@gmail.com

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(g) GOVERNING LAW AND ARBITRATION. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Nevada. All disputes between Party A and the Party B hereunder shall be settled by arbitration before a single arbitration pursuant to the rules of the American Arbitration Association, in Las Vegas, Nevada; provided, however, that (a) the parties shall be permitted to have discovery in accordance with the Federal Rules of Civil Procedure and (b) any award pursuant to such arbitration shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. A request for arbitration shall be evidenced by the party requesting arbitration giving notice of the intention to arbitrate in accordance with the provisions of Section 10(f) hereof. The arbitrator shall be selected by the joint agreement of Party A and Party B, but if they do not so agree within 20 days of the date of a request for arbitration, the selection shall be made pursuant to the rules of the American Arbitration Association. The award rendered by the arbitrator shall be final, conclusive and binding upon the parties hereto, and judgment upon the award rendered may be entered by a Nevada Court having jurisdiction. Each party waives any right of appeal it may have. Nothing herein set forth shall prevent Party A and Party B from settling any dispute by mutual agreement at any time.

(h) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(i) INCORPORATION OF SCHEDULES. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

(j) SEVERABILITY OF PROVISIONS. If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.

(k) SUCCESSOR LAWS. Any reference to any particular Code section or any other Legal Requirement will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(l) DELIVERY BY FACSIMILE. This Agreement and any signed Contract entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such Contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such Contract shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine as a defense to the formation of a Contract and each such party forever waives any such defense.

(m) ATTORNEY FEE AND COST PROVISION. In the event that either party hereto shall commence any action or arbitration proceeding against the other party hereto arising out of or in connection with this Agreement, or contesting the validity of this Agreement or any provision hereof, the prevailing party shall be entitled to recover from the other party reasonable attorney's fees and related costs, fees and expenses incurred by the prevailing party in connection with such action or proceeding.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Dated: December 15, 2017

PHI GROUP, INC. CORPORATE SEAL 1982 WYOMING

"Party A": PHI Group, Inc.

By: [signature]

Henry D. Fahman, Chairman & CEO

Dated: December 16 2017

"Party B": Gridline Communications

By: [signature]

Terry Dillon, CEO

LIST OF EXHIBITS

Exhibits	Description
1	Articles of Incorporation (Business Registration)
2	Bylaws
3	List of shareholders and stock holdings of Investee
4	Financials
5	Liability disclosure
6	Assets
7	Contracts
8	Litigation
9	Insurance
10	Employees
11	Compliance with Laws - Exceptions
12	Leases
13	Permits/Licenses